Exhibit 99.10

Warth & Klein Grant Thornton AG • Postfach 30 10 24 • 40410 Düsseldorf

Alpha Beta Netherlands Holding N.V.

Mr. Marcus Thompson

Mr. Stephane Biehler

Herengracht 450

1017CA Amsterdam

NIEDERLANDE

May 2, 2011

Warth & Klein Grant Thornton AG

Wirtschaftsprüfungsgesellschaft

Rosenstraße 47

40479 Düsseldorf

T +49 (0) 211 95 24 - 0

F +49 (0) 211 95 24 - 200

www.wkgt.com

Contact:

WP/StB Dr. Martin Jonas

T +49 (0) 211 95 24 – 511

F +49 (0) 211 95 24 – 595

E martin.jonas@wkgt.com

WP/StB Dipl.-Kfm. Rainer Wilts

T +49 (0) 211 95 24 – 123

F +49 (0) 211 95 24 – 259

E rainer.wilts@wkgt.com

Consent of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, Düsseldorf, regarding Registration Statement on Form F-4 of Alpha Beta Netherlands Holding N.V.

Dear Sirs,

Reference is made to our valuation report, dated April 4, 2011, on the enterprise value Alpha Beta Netherlands Holding N.V., Amsterdam, which was prepared in connection with the proposed business combination of Deutsche Börse AG and NYSE Euronext (the “report”).

The report, which was prepared in the German language, will be provided to the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or “BaFin”), solely to comply with certain German legal requirements. The English translation of the report contained in the exchange offer document/prospectus included in the above-referenced Registration Statement is provided for informational purposes only and is qualified in its entirety by reference to the original German-language report filed with BaFin. We disclaim any responsibilities for any errors or omissions in the translation.

We hereby consent to reference made to our firm and the report in such exchange offer document /prospectus under the captions “Explanation of determination of the offer consideration—Non-existence of reference stock exchange price of Holdco / IDW S 1 2008 valuation of Holdco” and “Explanation of determination of the offer consideration—Adequacy of valuation method and offer consideration”.

Notwithstanding the foregoing, our consent is being delivered solely in connection with the filing for the above-mentioned Registration Statement and neither the report nor the English translation may be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any Registration Statement, prospectus or any other document, except with our prior written consent.

Vorstand	WP/StB Prof. Dr. Klaus-Günter Klein (Vorsitzender) • WP/StB Dipl.-Kfm. Joachim Riese • WP/StB Dipl.-Kfm. Georg Holschbach
WP/StB Dipl.-Kfm. Michael Häger • WP/StB Dipl.-Kfm. Bernhard Flintrop • WP/StB Dr. Martin Jonas • WP/StB Dr. Thomas Senger
WP/StB Dr. Heike Wieland-Blöse • Dr. Angelika Paarsch (Generalvollmacht)
Aufsichtsrat	WP/StB Prof. Dr. Dr. h.c. Werner Klein (Vorsitzender) • WP/StB Prof. Dr. Friedhelm Sahner (Stellv. Vorsitzender)
Standorte	Aachen • Dresden • Düsseldorf • Frankfurt a.M. • Leipzig • München • Stuttgart • Viersen • Wiesbaden
Sitz der Gesellschaft	Düsseldorf • Amtsgericht Düsseldorf HR B 62734 • USt-Ident-Nr. DE 811137269 • Mitgliedsfirma von Grant Thornton International Ltd

In giving this consent, we do not admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours sincerely,

Warth & Klein Grant Thornton AG

Wirtschaftsprüfungsgesellschaft

/s/ Dr. Martin Jonas	/s/ Rainer Wilts

Dr. Martin Jonas Wirtschaftsprüfer	Rainer Wilts Wirtschaftsprüfer